Execution Version

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 20th day of October, 2014 between CDI Corporation, a Pennsylvania corporation (the “Company”), and Daniel Hugo Malan (“Executive”). The date on which Executive’s employment with the Company commences, which Executive agrees is required to occur no later than October 27, 2014, is referred to herein as the “Start Date.”

WHEREAS, the Company desires to employ Executive, and Executive is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

Section 1.Employment. Effective as of the Start Date, the Company hereby employs Executive, and Executive hereby accepts such employment and agrees to serve as the Company’s Executive Vice President and President of Staffing, North America, and to render services to the Company and its subsidiaries, divisions and affiliates, during the Employment Period as are consistent with such position and as may be assigned from time to time by the Company’s Chief Executive Officer (the “CEO”). During the Employment Period, the Executive shall report to the CEO.
Section 2.    Indemnification; Policies. During the Employment Period, the Executive shall be afforded the full protection of the indemnification and coverage as an insured under directors and officers liability insurance generally available to officers under the Company’s by-laws (as in effect from time to time) which protection shall survive any expiration or other termination of this Agreement and any termination of Executive’s employment in accordance with the terms of the applicable documents, and shall be subject to the policies applicable to the Company’s senior executives, as may be in effect from time to time (including, without limitation, any share ownership and incentive compensation clawback policies).
Section 3.    Term. The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence as of the Start Date and shall end on the date on which his employment with the Company terminates pursuant to Section 7 of this Agreement.
Section 4.    Extent of Services.
(a)    General. During the Employment Period, Executive shall devote the Executive’s entire productive time, ability and attention and give his best efforts, skills and abilities exclusively to the management and operations of the Company and its business and the business of its subsidiaries, divisions and affiliates. Executive shall perform his services hereunder at the Company’s offices in Philadelphia, Pennsylvania and at such other places as are required for the effective performance of his duties and responsibilities. During the Employment Period, Executive shall, if elected or appointed, serve as a director and/or as an executive officer of any subsidiary, division or affiliate of the Company and shall hold, without any compensation other than that provided for in this Agreement, the offices in the Company and in any such subsidiary, division or affiliate to which Executive may, at any time or from time to time, be elected or appointed.
(b)    Outside Activities. During the Employment Period, the Executive may not, directly or indirectly, render any services of a business, commercial or professional nature to

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any other person or organization, whether for compensation or otherwise, without the CEO’s prior written consent. Notwithstanding the foregoing, with the consent of the CEO, the Executive may serve on the board of directors of one company, provided that such service does not result in a conflict of interest or interfere in any respect with the Executive’s duties and obligations to the Company (in each case, as determined by the CEO).
Section 5.    Compensation and Benefits.
(a)    Base Salary. During the Employment Period, Executive shall receive as compensation for his services a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per annum payable in equal installments at such intervals as the Company pays its senior executive officers generally (the “Base Salary”). The Base Salary shall be reviewed periodically by the Compensation Committee of the Board (the “Compensation Committee”).
(b)    Equity Compensation. During the Employment Period, Executive shall be eligible to receive equity incentive awards pursuant to the Company’s equity compensation plans, as may be in effect from time to time. In addition, Executive shall be granted the following equity incentive awards:
(i)    Time-Vested Deferred Stock. As of the closing of the market on the Start Date, Executive will be granted a number of shares of Time-Vested Deferred Stock having a closing price on the grant date equal to $1,000,000, pursuant to the terms of the Company’s Amended and Restated 2004 Omnibus Stock Plan (the “Plan”) and a Time-Vested Deferred Stock Agreement to be entered into between Executive and the Company (the “TVDS Award”). The actual value of the TVDS Award upon settlement may be more or less than $1,000,000, depending on stock price performance over the term of the award. Subject to Executive’s continued employment with the Company on the applicable vesting date, 40% of the TVDS Award will vest on the second anniversary of the grant date and 30% of the TVDS Award will vest on each of the third and fourth anniversaries of the grant date. The TVDS Award will be settled in whole shares of common stock, par value $.10 per share, of CDI Corp. (“Common Stock”) (less applicable tax withholdings) within 30 days after the applicable vesting date.
(ii)    Performance Units. Within a reasonable period of time after the Start Date, Executive will be granted an award of Performance Units pursuant to the terms of the Plan and a Performance Unit Agreement to be entered into between Executive and the Company (the “PSU Award”). The PSU Award provides for a potential payout of up to $5,000,000, subject to achieving specified sustained increases in value of the Common Stock from the Start Date through the end of the performance period, which shall end no later than September 15, 2019. If the minimum level of required performance is not achieved, the payout under the PSU Award shall be $0.00. The measurement of the stock price hurdles (which shall be based on the “Daily Value,” “Reference Price” and the “Sale Price”) shall be consistent with the PSU Award Agreement for the CEO, dated as of September 15, 2014, but the “Minimum Hurdle” and the “Maximum Hurdle” shall be based on 2x and 3x the closing price of Common Stock on October 27, 2014, respectively.
(c)    Annual Incentive Compensation. During the Employment Period, the Executive shall be eligible to earn annual incentive compensation based on the achievement of such company and/or individual performance goals as may be determined by the Compensation Committee, with Executive’s target bonus opportunity to equal 70% of his Base Salary; provided, however, that (i) the bonus earned by Executive with respect to the 2014 calendar year shall be not less than 70% of the Base Salary earned by him during 2014 for active employment and (ii)

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the bonus earned by Executive with respect to the 2015 calendar year shall be not less than 70% of his Base Salary. Payment of any annual bonus (including the minimum guaranteed bonuses described in clauses (i) and (ii) of the immediately preceding sentence) shall be contingent on the Executive’s employment on the bonus payment date (except as otherwise provided below in Section 7(b)); provided, however, that if Executive’s employment is terminated by the Company without Cause during 2015, the minimum guaranteed bonus described in clause (ii) of the immediately preceding sentence shall be pro-rated as described in Section 7(b)(iii).
(d)    Sign-On Bonus. The Company shall pay Executive a one-time sign on bonus in the amount of $250,000, less all applicable withholdings and deductions (the “Sign-On Bonus”). The Sign-On Bonus shall be paid to Executive within 30 days after the Start Date. In the event that Executive resigns from employment with the Company for any reason, or in the event that Executive’s employment is terminated by the Company for Cause, in either case, within two years after the Start Date, then Executive shall repay the gross amount of the Sign-On Bonus to the Company within 30 days after such termination of employment.
(e)    Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the Company’s employee benefit plans (such as health, medical, dental, life insurance, retirement, and deferred compensation plans), generally on the same basis as the Company’s other senior executive officers. Executive will also be eligible to participate in the Company’s Executive Stock Purchase Opportunity Program (as may be amended from time to time) during the Employment Period, pursuant to which the Company will grant the Executive a designated number of unvested shares of Common Stock for each share of Common Stock purchased by the Executive. In addition, Executive shall be encouraged to take reasonable vacation at such times as are mutually convenient to Executive and the Company, but shall not have a fixed number of vacation days per year.
(f)    Relocation Benefits. The Executive shall be required to relocate the Executive’s primary residence to the Philadelphia metropolitan area on or before March 31, 2015. Until such relocation occurs (but not beyond the earlier of March 31, 2015 and the last day of Executive’s employment with the Company), (i) Executive shall be permitted to commute from his current residence in Chicago, Illinois metropolitan area to the Company’s headquarters in Philadelphia, Pennsylvania and (ii) the Company shall (a) reimburse Executive for his reasonable commuting expenses from such residence to the Company’s Philadelphia, Pennsylvania headquarters (such as taxis to and from the airport and coach class airfare) and (b) reimburse Executive for his lodging cost in the Philadelphia, Pennsylvania metropolitan area. In connection with such relocation, the Company shall reimburse Executive for up to $100,000 any of his relocation-related expenses (including, but not limited to, expenses for house hunting, moving and or transportation of household goods and automobiles, direct and indirect costs related to the purchase and sale of Executive’s existing or new primary residence and not to include any aforementioned commuting expenses) incurred between the date of this Agreement and November 15, 2016 and, in the event that Executive submits less than $100,000 for such reimbursements, the Company shall provide Executive with a one-time payment (the “Reimbursement Make-Up Payment”) equal to the difference between $100,000 and the amount so reimbursed (less all applicable taxes and withholdings). All reimbursements described in the immediately preceding sentence shall be paid to Executive promptly after such expenses are incurred and submitted for reimbursement in accordance with the Company’s expense reimbursement policies, but not earlier than January 1, 2016 and not later than December 31, 2016, subject to Executive’s continued employment with the Company on the payment date (unless Executive’s employment is terminated by the Company without Cause or due to Disability, or as the result of Executive’s death, in which case, such reimbursements shall be

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made for expenses incurred prior to such termination of employment within 90 days after such termination of employment). The Reimbursement Make-Up Payment shall be paid promptly after Executive has submitted his last relocation expense for reimbursement, but not earlier than January 1, 2015 and not later than December 31, 2015, subject to Executive’s continued employment with the Company on the payment date.
(g)    Tax Withholding. All payments to Executive or his estate made pursuant to this Agreement shall be subject to such withholding as may be required by any applicable laws.
Section 6.    Expense Reimbursements. During the Employment Period, the Company shall reimburse Executive for all reasonable and itemized out-of-pocket business expenses incurred by Executive in the ordinary course of the Company’s business, provided such expenses are properly reported to the Company in accordance with its accounting procedures.
Section 7.    Termination.
(a)    General. The Employment Period and Executive’s employment with the Company may be terminated by either the Company or Executive as provided in this Section 7(a). Upon any termination of employment, Executive shall resign, and shall be deemed to have resigned, from all positions he then holds with the Company and its subsidiaries, divisions and affiliates. Following any termination of Executive’s employment hereunder, all obligations of the Company under this Agreement shall terminate except as otherwise provided in Section 7(b) below.
(i)    Death and Disability. The Employment Period and Executive’s employment with the Company shall terminate immediately upon Executive’s death. In addition, the Company may terminate the Employment Period and Executive’s employment with the Company immediately due to his “Total Disability,” which shall have the same meaning as in the Company’s Long Term Disability Benefits Program, or such other comparable program as may then be in effect that provides long term disability coverage to the Company’s management employees.
(ii)    Termination by the Company With or Without Cause. The Company may immediately terminate the Employment Period and Executive’s employment with or without “Cause.” Cause shall mean (i) the Executive’s conviction of, or entry of a plea of either guilty or no contest to a charge of, commission of (a) a felony or (b) a crime involving moral turpitude; (ii) the Executive’s willful failure or refusal to perform his duties; (iii) the Executive’s willful misconduct or gross negligence in connection with the performance of the Executive’s duties or (iv) the Executive’s material breach of any of the terms or conditions of this Agreement or any material Company policy; provided that the Company provides written notice to the Executive of its intention to terminate the Executive’s employment for Cause under clause (ii) or (iv) and the Executive fails to cure such grounds for Cause within twenty days after the notice was given to the Executive.  For purposes hereof, no act or omission to act will be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.
(iii)    Termination by Executive. Executive may terminate his employment with the Company at any time upon 30 days advance written notice to the Company (provided that the Company may accelerate such date of termination in its sole discretion and no such action shall entitle the Executive to notice pay, pay in lieu of notice, severance pay or other

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similar payments or benefits) (such 30 day or shorter period, as the case may be, the “Notice Period”).
(b)    Severance.
(i)    General. In the event that Executive’s employment is terminated for any reason, Executive shall be entitled to receive all accrued but unpaid Base Salary and all vested benefits earned under the Company’s employee benefit plans in accordance with the terms thereof.
(ii)    Termination Without Cause. In the event that the Company terminates Executive’s employment without Cause (other than due to Total Disability with respect to (1) and (5) below), Executive shall be entitled to receive, in addition to the benefits set forth in Section 7(b)(i) above and contingent upon Executive’s execution of a general waiver and release of claims substantially in the form attached hereto as Exhibit A (the “Release”), such that such Release is effective, with all revocation periods having expired unexercised, by no later than the 60th day after such termination:
(1)    continued Base Salary for a period of (I) twelve months if such termination occurs on or before the first anniversary of the Start Date or (II) six months if such termination occurs after the first anniversary of the Start Date ,
(2)    payment of any earned but unpaid annual incentive bonus under Section 5(c) for a previous completed year (such earned bonus to be paid when bonuses are generally paid to the Company’s executive employees);
(3)    a pro-rated annual bonus under Section 5(c) for the calendar year in which such termination occurs, based on actual results (as determined without any exercise of negative discretion) multiplied by a fraction, the numerator of which is the number of days employed in the fiscal year through the date of termination and the denominator of which is 365 (such pro-rata bonus to be paid when bonuses for the year of termination are generally paid to the Company’s executive employees);
(4)    if such termination occurs prior to the fourth anniversary of the Start Date, pro-rated vesting of any tranche of the TVDS Award scheduled to vest after the date of such termination of employment, equal to the product of (I) the number of shares of Common Stock underlying such tranche, multiplied by (II) a fraction, the numerator of which is the number of days in the period commencing on the grant date and ending on the date of termination of employment and the denominator of which is the number of days from the grant date and ending on the date on which such tranche was scheduled to vest (with the shares subject to the TVDS Award that become so vested, and the dividend equivalents attributable to such shares that become so vested, to be settled within 60 days after the date of such termination of employment); and
(5)    with respect to the PSU Award, if such termination occurs prior to September 15, 2019, the Aggregate Settlement Amount (as defined in the applicable award agreement), if any, accrued through the end of the Measurement Period (as defined in the applicable award agreement), with such amount to be settled as set forth in the applicable award agreement.

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Notwithstanding the foregoing, if the 60 day release period overlaps two calendar years, then to the extent required under Code Section 409A, any portion of the Base Salary payments under clause (1) above and TVDS Award under clause (4) above that would otherwise be provided to Executive during such first calendar year shall be withheld and paid on the first payroll date in such second calendar year (with all remaining payments to be made as if no such delay had occurred). In addition, the Company’s obligation to provide the severance benefits (i) set forth in this Section 7(b)(ii) shall immediately cease if Executive breaches any of his obligations under Section 8 or 9 of this Agreement and (ii) set forth in Section 7(b)(ii)(1) above shall immediately terminate if Executive becomes employed by a new employer during the severance period.
Section 8.    Representations, Warranties and Acknowledgements of Executive.
(a)    Executive represents and warrants that his experience and capabilities are such that the provisions of Section 9 will not prevent him from earning a livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to breach the obligations contained in Section 9.
(b)    Executive acknowledges that (i) during Executive’s employment with the Company, Executive will have access to Confidential Information (as defined below); (ii) such Confidential Information is proprietary, material and important to the Company and its non-disclosure is essential to the effective and successful conduct of the Company’s business; (iii) the Company’s business, its customers’ business and the businesses of other companies with which the Company may have commercial relationships could be damaged by the unauthorized use or disclosure of this Confidential Information; and (iv) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret, and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s advantage or the advantage of others.
(c)    Executive acknowledges that as an Executive Vice President, Executive will (i) be put in a position of trust and confidence and have access to and create Confidential Information, (ii) supervise certain operations and employees of the Company and (iii) be in contact with customers and prospective customers.
(d)    Executive acknowledges that the Company operates globally and that Executive may have global responsibilities during the term of his employment with the Company. Executive acknowledges that as an Executive Vice President, it is essential for the Company’s protection of its legitimate business interests (including without limitation the Confidential Information and the Company’s goodwill) that Executive be restrained from (i) soliciting or inducing any of the Company’s officers and employees to leave the Company’s employ, (ii) hiring or attempting to hire any of the Company’s officers or employees, (iii) soliciting the Company’s customers and suppliers for a competitive purpose and (iv) competing against the Company for a reasonable period of time. Executive acknowledges and agrees that the restrictions contained in Section 9 are narrowly tailored to protect these legitimate business interests given the Executive’s role as an Executive Vice President, and that should Executive breach any of these restrictions, he will inevitably use or disclose the Confidential Information and goodwill and otherwise unfairly compete with the Company.
(e)    Executive represents and warrants that Executive is not bound by any other obligation or agreement, written or oral, which would preclude Executive from fulfilling all

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the obligations, duties and covenants in this Agreement. Executive also represents and warrants that Executive will not use, in connection with his employment with the Company, any materials which may be construed to be confidential to a prior employer or other persons or entities.
(f)    Executive acknowledges that (i) any claim Executive may have against the Company, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in Section 9, and (ii) the circumstances of Executive’s termination of employment will have no impact on his obligations under Section 9.
References in this Section 8 to the Company shall include the Company, its subsidiaries, divisions and affiliates.

Section 9.    Executive’s Covenants and Agreements.
(a)    Executive agrees to maintain, or supervise others with respect thereto, customary records of transactions and services performed by Executive on behalf of the Company and to submit this information to the Company in the manner and at the times that the Company may, from time to time, direct.
(b)    Executive agrees to abide by and be in material compliance with all personnel and company practices and policies applicable to Executive, as they may be in effect from time to time.
(c)    Executive shall promptly and completely disclose to the Company and the Company or its designee will own all rights, title and interest to any Inventions (as defined below) made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained by Executive, alone or jointly with others, during Executive’s employment with the Company (whether or not such Inventions are made, recorded, written, first reduced to practice, discovered, developed, conceived, authored or obtained during working hours) and, to the extent that development occurred or continued during employment, for one year after termination of Executive’s employment with the Company. Executive hereby assigns all of his interest in the Inventions to the Company, with all copyrightable Inventions to be deemed “works for hire” under the federal Copyright Act. To the extent that Executive retains any interest in the Inventions, Executive agrees to take all such actions during employment with the Company or at any time thereafter as may be necessary, desirable or convenient (without further compensation to Executive), at Company expense, to assist the Company or its designee in securing patents, copyright registrations, or other proprietary rights in such Inventions and in defending and enforcing the Company’s or such designee’s rights to such Inventions, including without limitation the execution and delivery of any instruments of assignments or transfer, affidavits, and other documents, as the Company or its designee may request from time to time to confirm the Company’s or its designee’s exclusive ownership of the Inventions. Other than as disclosed by Executive in writing simultaneously herewith, Executive represents and warrants that as of the date hereof there are no works, software, inventions, discoveries or improvements (other than those included in a copyright or patent of application therefor) which were recorded, written, conceived, invented, made or discovered by Executive, or in which Executive has any interest, before entering into this Agreement and which Executive desires to be removed from the provisions of this Agreement.
(d)    For purposes of this Agreement, “Inventions” means Confidential Information, concepts, developments, innovations, inventions, information, techniques, ideas, discoveries, designs, processes, procedures, improvements, enhancements, modifications

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(whether or not patentable), including, but not limited to, those relating to hardware, software, languages, models, algorithms and other computer system components, and writings, manuals, diagrams, drawings, data, computer programs, compilations and pictorial representations and other works (whether or not copyrightable). Inventions does not include the foregoing that both (i) are made, developed, conceived, authored or obtained by Executive during non-working hours without the use of the Company’s resources and (ii) do not relate to any of the Company’s past, present or prospective activities.
(e)    From and after the date hereof, Executive will hold all of the Confidential Information (as defined below) in the strictest confidence and will not use (on his own behalf or on behalf of any other person or entity) any Confidential Information for any purpose and will not publish, disseminate, disclose or otherwise make any Confidential Information available to any person or entity, except as may be required in connection with the performance of Executive’s duties to the Company during Executive’s employment or as may be required by law. In the event Executive is required by law to disclose Confidential Information, Executive will (i) immediately (and prior to such disclosure) notify Company and cooperate with Company in any efforts by Company to oppose such disclosure, and (ii) disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment. Under no circumstances will Executive acquire any ownership interest in, or right to use any, Confidential Information.
(f)    For purposes of this Agreement, “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive, non-public or confidential nature in any form relating to the Company or its customers, including without limitation Inventions, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, systems for recruitment, contractual arrangements, market research data, information about employees, suppliers and other companies with which the Company has a commercial relationship, plans, methods, strategies, concepts, computer programs or software in various stages of development, passwords, source code listings and object code. Confidential Information does not include any data or information that becomes publicly available other than by (i) reason of Executive’s direct or indirect breach of his obligations under this Agreement or other obligations to the Company, or (ii) a breach by any other person or entity of his/her/its obligations to the Company.
(g)    All files, records, reports, programs, manuals, notes, sketches, drawings, diagrams, prototypes, memoranda, tapes, discs, and other documentation, records and materials in any form that in any way incorporate, embody or reflect any Confidential Information or Inventions will belong exclusively to the Company and its customers and Executive will not remove from the Company’s or its customers’ premises any such items under any circumstances without the prior written consent of the party owning such item. Executive will deliver to the Company all copies of such materials, and all other property of the Company and its customers, in Executive’s actual or constructive control upon the Company’s request or upon termination of Executive’s employment with the Company and, if requested by the Company, will state in writing that all such materials and property were returned.
(h)    Executive shall, from and after the date hereof, refrain, except as required by applicable law, rule or regulation, from making or publishing any disparaging or false statements, oral or written, about the Company, its customers or its vendors, or any of their

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respective officers, directors, employees or affiliates. The Company shall not, except as required by applicable law, rule or regulation, authorize any of its senior executives to make any disparaging or false statements, oral or written, about Executive. Nothing in this paragraph precludes any party from providing truthful information to any governmental authority or in response to any lawful subpoena or other legal process.
(i)    From the date hereof through the first anniversary of the date of any termination of Executive’s employment, Executive agrees not to: (a) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected, directly or indirectly, as a proprietor, partner, shareholder, director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or otherwise with any entity, business or operations that engages or intends to engage in any Competing Business (as defined below) in any country in which the Company operates and intends to operate at the time of termination of Executive’s employment, (b) directly or indirectly solicit for hire, hire, interfere with or attempt to entice away from the Company (whether in whole or in part), any employees or consultants of the Company or anyone who was one of the Company’s employees or consultants within 12 months prior to such solicitation, hiring, interference or enticement or (c) on behalf of or for the benefit of a Competing Business, contact, solicit, interfere with or attempt to entice away from the Company (whether in whole or in part) any customer or client or prospective customer or client of the Company. Notwithstanding the foregoing, if Executive’s employment terminates for any reason more than one year after the Start Date, then the restriction set forth in clause (a) herein shall apply from the date hereof through the six month anniversary of such termination of employment. “Competing Business” means any person, business or other enterprise which provides any services similar in nature to that provided or proposed to be provided by the businesses of the Company within the Executive’s area of responsibility in the 12 months prior to the date of termination of the Executive’s employment. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 9(i) so long as Executive does not participate in the management of such company.
(j)    Executive agrees that following termination of his employment, he will cooperate fully with the Company, at such times as are mutually convenient for Executive and the Company and not materially interfering with Executive’s other business endeavors, as to any and all claims, controversies, disputes, or complaints of which he has any knowledge or that may relate to him or his employment with the Company.  The Company will reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive following his termination of employment in connection with the performance of his duties under this Section 9(j).  Such cooperation includes but is not limited to providing the Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.
References in this Section 9 to the Company shall include the Company, its subsidiaries, divisions and affiliates, each of which may enforce the restrictions set forth in this Section 9.

Section 10.    Remedies. Executive acknowledges that his promised services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which give them peculiar value which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach of Section 9 by the Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific

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performance of the provisions or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. The Executive and the Company agree and intend that Employee’s obligations under Section 9 (to the extent not perpetual) be tolled during any period that Executive is in breach of any of the obligations under Section 9, so that the Company is provided with the full benefit of the restrictive periods set forth herein. If the Company resorts to the courts for the enforcement of any of the covenants of Executive contained in Section 9 hereof, the extension described in the immediately preceding sentence shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.
Section 11.    Code Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted consistent therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Executive in a lump-sum payment on the earlier of (i) the first regular payroll date of the seventh month following Executive’s separation from service or (ii) the 10th business day following Executive’s death. If Executive’s termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Executive’s employment and which are subject to Code Section 409A shall not be paid until Executive has experienced a "separation from service", or other permitted payment event, within the meaning of Code Section 409A. In addition, to the extent required by Code Section 409A, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and (except as otherwise provided in Section 5(f) hereof) the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Each severance installment contemplated under Section 7 hereof or other payment of “deferred compensation” (under Code Section 409A) shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Neither the Company nor any of its affiliates shall have any liability or obligation to Executive in the event that this Agreement does not comply with, or is not exempt from, Code Section 409A.
Section 12.    Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take

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any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
Section 13.    Notices. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:
To the Company:
CDI Corporation
3500 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attention: General Counsel
To Executive:

At his address in the Company’s records,

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 14.    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law (and thus the terms and provisions of this Agreement shall be severable). If any of the provisions contained in this Agreement, including without limitation in Section 9, shall for any reason be held to be excessively broad as to duration, scope, activity, subject or otherwise, it is the intention of Executive and the Company that such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law.
Section 15.    Governing Law; Exclusive Choice of Forum. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of Pennsylvania without giving effect to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania (or if federal jurisdiction does not exist, the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County) for any litigation arising out of this Agreement.
Section 16.    Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company. This Agreement may be assigned by the Company.

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Section 17.    Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.
Section 18.    Survival. Notwithstanding the termination of the Employment Period or Executive’s employment with the Company for any reason, Sections 5(d), 7(b) and 8 through and including 19, and the provisions of Section 2 relating to indemnification and clawbacks, shall survive any such termination in accordance with their terms.
Section 19.    Entire Agreement; Amendments. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto (including, without limitation, that certain Employment Agreement Term Sheet signed by the Company on October 15, 2014 and signed by Executive on October 14, 2014). This Agreement may be modified only by an agreement in writing executed by both Executive and the Company.
[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CDI CORPORATION

/s/ Scott J. Freidheim
By: Scott J. Freidheim
Title: Chief Executive Officer

EXECUTIVE

/s/ Daniel Hugo Malan
Daniel Hugo Malan

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